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[LETTER HEAD]






August 16, 1994



Mr. Craig L. Lamiman
103 Jonathan Drive
Stamford, CT 06903

Dear Craig:

I am very pleased to extend the following offer to join our Dura Automotive Management Team. I know that the process has been intense, and I appreciate your perseverance in answering our questions.

Position:  Vice President Human Resources - Reporting to Karl F. Storrie

Base Salary:  $125,000 per year, to be paid twice monthly.

Bonus: A copy of the Dura Annual Bonus Plan accompanies this letter, and I will elaborate here to clarify some important points. As a vice president, your individual bonus factor (BFI) will be 50%. For calendar year 1994, based on your hire date, you will be eligible to earn a prorated portion of your bonus for a period of four months. At a rating of "1.0" this would provide you a bonus for 1994 in the amount of $19,200. If the company makes its budget and achieves at least the "1" rating, you will be awarded that amount. However, in view of the limited impact you will have on the 1994 overall company performance, you will be guaranteed a minimum sum of $15,000, payable at the normal bonus distribution timing early in 1995, regardless of company performance.

As part of our management objectives program, I would expect you to develop and submit for approval personal objectives for 1994/95, once you have established yourself with Dura and have become familiar with our strategic plan and our annual business plan.

Dura Equity: As you know, we encourage management ownership of the company and will provide you the opportunity to purchase up to 1700 shares of Class A Common Stock of MC Holding Corporation at a per share cost of $32.34. A loan program will be available to assist in one half of your equity investment. You will have a six-month window of opportunity to make your decision.

Perquisites: A copy of the Dura Executive Flexible Perquisite Program is included with this letter. The annual dollar amount established for your position is $15,000.


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Mr. Craig A. Lamiman
Page 2
August 16, 1994



Benefits: Dura provides its employees a full array of benefits, and included with this letter is some descriptive material on our various insurance programs. I would suggest that we make an appointment with our benefits coordinator to provide you a full description of the package.

Relocation: We will reimburse all reasonable and documented costs to sell your current home, search for and buy a new home in our area, and move your family's personal belongings. We will gross up the amounts reimbursed to you to offset your personal tax implications. We encourage the executive to employ an agent to sell his current home if selling is his choice. If your good faith effort to sell your home is unsuccessful after a reasonable period, Dura will arrange for a real estate buy out of your current home. Our relocation philosophy is to minimize the executive's worries on this issue, and we will assist wherever possible. We further encourage the executive to find local quarters as soon as possible, and we will assist with the several options for temporary quarters for him, and his family, if necessary.

Miscellaneous:

Vacation: At the company officer level, we do not specify a set period of time for vacations, but, rather, expect you to take time with your family as time will allow.

Holidays:  Currently, we have 10 paid holidays a year.

401(k) Program: We have an active program that you can join after 12 months of employment, and Dura currently matches you contribution 25%, up to a maximum 6% investment.

Pension:  Defined in data provided with this letter.

Company Auto: Part of the Flex Perks Program. We do not attempt to define the type of auto for the executive other than to suggest it be appropriate for customer transportation.

Contract Provisions: If you choose to leave Dura, this agreement is terminated as of the date you resign employment. In the unlikely event that Dura decides, for whatever reason other than cause, that you should no longer be employed by the company, Dura will continue to pay your base salary, perk payments, and provide benefits coverage for a period of six months. This provision will apply to a change of control of company ownership, and the company will require any successors to agree and perform this agreement.
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Mr. Craig A. Lamiman
Page 3
August 16, 1994




Craig, I am certain that you will have additional questions about this offer, so feel free to call me or Chuck Kepler, and we will clear up any open issues. I also know that you will do your own math on this offer, but I will point that the first full year value of the total compensation package is nearly $200,000, including salary, bonus at 100%, flex perks, and 401(k) matching, but excluding any relocation reimbursements.

We have exciting times ahead of us at Dura, and I am convinced that you will be making the right move in joining our management team. You will bring the added professional skills that we need to carry out our business strategy, and Dave, Milt, and Joe join me in encouraging you to give our offer your most serious consideration.

Very best regards,


/s/ Karl F. Storrie

    Karl F. Storrie

    KFS4.816/tlc
    Enclosures